EXHIBIT 23.3


                      CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Central Fidelity Banks, Inc.:

We consent to the use of our report dated January 15, 1997, with respect to the consolidated balance sheet of Central Fidelity Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated income, consolidated cash flows and changes in consolidated shareholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in Wachovia Corporation's Current Report on Form 8-K dated September 8, 1997 and is incorporated by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of Wachovia Corporation.

                                             KPMG Peat Marwick LLP

Richmond, Virginia
November 10, 1997


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